Exhibit 10.6

TIME BASED CASH AWARD AGREEMENT

This time based cash award agreement (this “Agreement”) between Spirit Airlines, Inc., a Delaware corporation (the “Company”), and [ ] (“Participant” is dated effective ____________, (the “Grant Date”)
1.    Grant of Cash Award In consideration of Participant’s continued employment with or service to the Company or a Subsidiary and for other good and valuable consideration, the Company grants to Participant the right to earn a cash bonus equal to $[ ] less applicable taxes and withholdings, subject to Participant’s continued employment in active service through the Vesting Date. The payment, if any will be made within 30 days after the Vesting Date. Unless otherwise determined by the Compensation Committee, partial employment, even if substantial, during any vesting period will not entitle Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service.
2.    Vesting Date: Vesting Date means the later of (i) December 31, 2022 and (ii) the date that the Company is no longer prohibited from paying the cash bonus pursuant to the Cares Act Restrictions.

3.    Death; Disability; Change in Control: Notwithstanding any contrary provision of this Agreement, in the event of a Change in Control (as defined in the Company’s Omnibus Equity Plan as in effect as of the date hereof) or Participant’s death or permanent disability (within the meaning of Section 22(e) of the Code) at any time prior to Vesting Date, the amount of cash to be paid to Participant shall be the cash bonus set forth in Section 1 above multiplied by a fraction (not to exceed one) having (a) a numerator equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from January 1, 2021 until the date of death or permanent disability, and (b) a denominator equal to twenty four (24). Such payment shall be paid to Participant immediately prior to (and subject to the consummation of) such Change in Control, or in the case death or permanent disability, no later than sixty (60) days after the date of death or permanent disability. Notwithstanding anything in this Agreement to the contrary no payment shall be made to the extent such payment would be prohibited pursuant to the Cares Act Restrictions.

4.    Definitions: For purposes of this Agreement:
a.    “Cares Act Restrictions” means the restrictions on executive pay from the Company pursuant to (i) the Title IV of the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as amended from time to time (“Cares Act”), (ii) Payroll Support Program Agreement dated as of April 20, 2020, between the Company and the United States Treasury Department as amended from time to time, including any Payroll Support Program Extension Agreement and (iii) any other loan programs under Title IV of the Cares Act.
b.    “Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

5.    Clawback. If the Participant at any time during the period commencing on the Grant Date and ending on the second anniversary of the date on which Participant’s employment or service with the Company and its subsidiaries ends, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company in the determination of the Compensation Committee (including, without limitation, committing fraud or conduct contributing to any financial restatements or irregularities, or violating a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any parent or Subsidiary, as determined by the Compensation Committee ), then Participant must repay to the Company any amount paid pursuant to this Agreement In addition and without limiting the foregoing, to the extent required by applicable law and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company which applies to Participant, this Agreement hereunder shall be subject (including on a retroactive basis) to such clawback, forfeiture or similar requirements, and such requirements shall be deemed incorporated by reference into this Agreement.
6.        Administration. The Compensation Committee of the Company shall have the power to interpret this Agreement and the Grant Notice and to adopt such rules for the administration, interpretation and application of this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Compensation Committee in good faith shall be final and binding upon Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation taken or made, or omitted to be taken or made, under or with respect to this Agreement, (unless constituting fraud or a willful criminal act or omission). The duties and obligations of the Company, the Compensation Committee and each member of the Compensation Committee shall be determined only with reference to this Agreement, and no implied duties or obligations shall be read into this Agreement on the part of the Company, the Compensation Committee or any member of the Compensation Committee.  Under no circumstances shall the Company, the Compensation Committee or any member of the Compensation Committee be obligated to prove good faith for any purpose, it being specifically understood and agreed that the Compensation Committee and each member of the Compensation Committee shall be presumed in all instances to have acted in good faith.  To overcome this presumption of good faith, Participant shall have the burden of proving, by clear and convincing evidence, that the Compensation Committee or the member of the Compensation Committee, as the case may be, intentionally acted in bad faith.

7.    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement and the Grant Notice, regardless of the law that might be applied under principles of conflicts of laws.

8.    Not a Contract of Employment. Nothing in this Agreement or shall confer upon Participant any right to continue to serve as an employee or other service provider of the Company, and parent of the Company or any Subsidiary.

9.    Entire Agreement. This Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

10.    Section 409A; Taxes. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). Notwithstanding any other provision of the this Agreement, if at any time the Compensation Committee determines that this Award (or any portion thereof) may be subject to Section 409A, the Compensation Committee shall have the right, in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so, and without Participant’s consent), to adopt such amendments to this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Compensation Committee determines are necessary or appropriate for the Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. This Section 3.10 does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that this Award will not be subject to taxes, interest and penalties under Section 409A. For the avoidance of doubt, Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his account in connection with this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold Participant (or any beneficiary) harmless from any or all of such taxes or penalties. The Company may withhold such federal, state and local taxes and make such other deduction in each case as the Company determines may be required or appropriate to be withheld pursuant to any applicable law or regulation.

11.    Limitation on Participant’s Rights. Participation in this Agreement confers no rights or interests other than as herein provided. This Agreement create only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust or separate fund of any kind, or a fiduciary relationship between the Company, any parent of the Company, any Subsidiary or the Compensation Committee, on the one hand, and Participant or other person or entity, on the other hand.
By countersigning below, you acknowledge and agree to the terms in this Agreement.
Sincerely,

Acknowledged and agreed to by:

Participant:
By:

By:
Date:

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